Exhibit 4.1

INVESTAR HOLDING CORPORATION

5.125% FIXED TO FLOATING RATE SUBORDINATED NOTE DUE 2029

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH HEREIN, IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE ISSUER OR ANY OF ITS SUBSIDIARIES, AND IS UNSECURED.
THIS SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $1,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF SUCH NOTES IN A DENOMINATION OF LESS THAN $1,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF WILL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE WILL BE DEEMED NOT TO BE THE HOLDER OF SUCH SECURITIES FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON SUCH SECURITIES, AND SUCH PURPORTED TRANSFEREE WILL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH SECURITIES.
THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SUBORDINATED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SUBORDINATED NOTE ONLY (A) TO THE COMPANY, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO A “NON U.S. PERSON” IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) (1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SUBORDINATED NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT IN ACCORDANCE WITH THE SUBORDINATED NOTE PURCHASE AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY. THE HOLDER OF

THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS.
THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES, REPRESENTS AND WARRANTS THAT IT WILL NOT ENGAGE IN HEDGING TRANSACTIONS INVOLVING THIS SECURITY UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE SECURITIES ACT OR AN APPLICABLE EXEMPTION THEREFROM.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER OF THIS SUBORDINATED NOTE WILL DELIVER TO THE COMPANY SUCH CERTIFICATES AND OTHER INFORMATION AS MAY BE REQUIRED BY THE COMPANY TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
CERTAIN ERISA CONSIDERATIONS:
EACH PURCHASER AND HOLDER OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, OR (II) THAT SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE. ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN.

INVESTAR HOLDING CORPORATION

5.125% FIXED TO FLOATING RATE SUBORDINATED NOTE DUE 2029

Certificate No.: 2019-FTF-00[ ]	CUSIP 46134L AB1

U.S. $_____________	Dated: November 12, 2019

FOR VALUE RECEIVED, Investar Holding Corporation, a Louisiana corporation (the “Company”), promises to pay to the order of [ ], or its registered assigns (collectively, the “Holder”), the principal amount of [PRINCIPAL AMOUNT - WORDS] ($[PRINCIPAL AMOUNT - $]), in the lawful currency of the United States of America, or such lesser or greater amount as will then remain outstanding under this Subordinated Note, on December 30, 2029 (the “Stated Maturity Date”), or such other date upon which this Subordinated Note will become due and payable, whether by reason of extension, acceleration or otherwise.
Interest on this Subordinated Note will be payable in arrears on the interest payment dates set forth on the reverse side of this Subordinated Note, in each case to the Holder of record on the 15th calendar day of the month in which the relevant interest payment date occurs, without regard to whether such date is a Business Day (such date being referred to herein as the “Regular Record Date”).
Reference is made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the undersigned has caused this Subordinated Note to be duly executed.

INVESTAR HOLDING CORPORATION

By:
John J. D’Angelo
President and Chief Executive Officer

This evidences a Subordinated
Note referred to in the within
mentioned Registrar
and Paying Agent Agreement:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity
but solely as Paying Agent

By:
Name:
Title:

Date:

[Signature Page to Subordinated Note]

[REVERSE SIDE OF NOTE]

INVESTAR HOLDING CORPORATION
5.125% FIXED TO FLOATING RATE SUBORDINATED NOTES DUE 2029

1.Subordinated Notes. This note is one of a duly authorized issue of notes of the Company designated as the “5.125% Fixed to Floating Rate Subordinated Notes due 2029” (the “Subordinated Note,” and collectively, the “Subordinated Notes”) initially issued on November 12, 2019 (the “Issue Date”) under that certain Subordinated Note Purchase Agreement, dated as of the Issue Date, between the Company and the several purchasers identified on the signature pages thereto (the “Agreement”). The Subordinated Notes are intended to be treated as tier 2 capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve”) as then in effect and applicable to the Company.

2.Interest.

(a)Computation and Payment of Interest. This Subordinated Note will bear interest on any outstanding principal (i) from and including the Issue Date to but excluding December 30, 2024 (the “Fixed-Rate Period End Date”), unless redeemed prior to such date, payable semi-annually in arrears on March 30 and September 30 of each year, beginning March 30, 2020, through the Fixed-Rate Period End Date or earlier Redemption Date (as defined herein)(each, a “Fixed Interest Payment Date”) at simple interest of 5.125% per annum (the “Fixed Interest Rate”); and (ii) from and including the Fixed-Rate Period End Date to but excluding the Stated Maturity Date (the “Floating-Rate Period”), unless redeemed prior to such date, at the rate per annum, reset quarterly, equal to the Benchmark plus 349 basis points (the “Floating Interest Rate”), payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year during the Floating-Rate Period through the Stated Maturity Date or earlier Redemption Date, with a final payment due not later than the Stated Maturity Date (each, a “Floating Interest Payment Date” and, together with each Fixed Interest Payment Date, an “Interest Payment Date”). The payments of interest and principal, if any, due on any Interest Payment Date will be paid to the holders of record on Regular Record Date. Interest, whether based on the Fixed Interest Rate or the Floating Interest Rate, will be computed on the basis of 30-day months and a year of 360 days and, for any period of less than a month, on the number of days actually elapsed. Payments of principal of and interest on this Subordinated Note will be made by transfer of immediately available funds to a bank account designated to the Company by the Holder or otherwise by check mailed to the registered Holder, as such person’s address appears on the Security Register.

(b)Effect of Benchmark Transition Event.

(i)Benchmark Replacement. If the Company or its designee (the “Designee”) reasonably determines in good faith that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement (as defined below) will replace the then-current Benchmark for all purposes relating to this Subordinated Note in respect of such determination on such date and all determinations on all subsequent dates.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time.

(iii)Decisions and Determinations. Any determination, decision or election that may be made by the Company or its designee under this Section 2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Company or its designee’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Subordinated Notes, will become effective without consent from any other party.

(iv)Certain Defined Terms. As used in this Section, the following terms have the meanings set forth below:

(A)“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement. All percentages used in or resulting from any calculation of the Benchmark will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

(B)“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Company or its designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date: (1) the sum of Term SOFR and the Benchmark Replacement Adjustment; (2) the sum of Compounded SOFR and the Benchmark Replacement Adjustment; (3) the sum of the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and the Benchmark Replacement Adjustment; (4) the sum of the ISDA Fallback Rate and the Benchmark Replacement Adjustment; or (5) the sum of the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and the Benchmark Replacement Adjustment.

(C)“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date: (1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; (2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and (3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.
(D)“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating-Rate Period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee reasonably decides in good faith that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee reasonably determines in good faith that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably necessary).

(E)“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of the date of the public statement or publication of information referenced therein and the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein. For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

(F)“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; (2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

(G)“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each interest period) being established by the Company or its designee in accordance with: (1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that: (2) if, and to the extent that, the Company or its designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or its designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

(H)“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

(I)“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

(J)“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

(K)“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

(L)“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

(M) “ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

(N) “LIBOR” means, the offered rate for deposits in U.S. dollars having a maturity of three months, as displayed on Bloomberg Page BBAM1 (or any successor or substitute page of such service, or any successor to such service selected by the Company) for the purpose of displaying the London interbank rates for U.S. dollars as of the Reference Time (or, if LIBOR has not been published as of the Reference Time, as of the first preceding day for which LIBOR was published).

(O)“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London Banking Days preceding the date of such determination, and (2) if the Benchmark is not LIBOR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes. The term “London Banking Day” means a day on which commercial banks are open for business, including dealings in foreign exchange and foreign currency deposits, in London.

(P)“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(Q)“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

(R)“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(S)“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(v)The Company will notify the Paying Agent in writing of the Floating Interest Rate on the Floating-Rate Period and of any Benchmark Transition Event, Benchmark Replacement Date, Benchmark Replacement Adjustment, Benchmark Replacement, Benchmark Conforming Changes and any

other matters relating to the modifications to the Benchmark. The Paying Agent will have no liability for the failure or delay of the Company to provide the rate to the Paying Agent. In no event will the Paying Agent, in any capacity, have the obligation to calculate or verify the Floating Interest Rate. Wilmington Trust, National Association, neither in its role as Paying Agent, nor in any other capacity, will serve as the Designee of the Company for purposes of determining the effect of a Benchmark Transition Event or making the determinations set forth in this Section 2(b). Wilmington Trust, National Association, neither as Paying Agent nor in any other capacity, will have any (i) responsibility or liability for the selection, adoption or determination of an alternative or replacement reference rate (including a Benchmark Replacement Adjustment or any Benchmark Conforming Changes) as a successor or replacement benchmark (including whether any such rate is the appropriate Benchmark Replacement or whether any other conditions to the designation of such rate or any of the determinations described this Section 2(b) have been satisfied) and will be entitled to rely upon any determination or designation of such a rate (and any Benchmark Replacement Adjustment or Benchmark Conforming Changes, or other modifier) by the Company or its Designee, or (ii) liability for any failure or delay by the Company or its Designee in performing their respective duties under this Subordinated Note or any other transaction documents as a result of the unavailability of LIBOR, or any other Benchmark Replacement described herein or the failure of a Benchmark Replacement to be adopted.

3.Non-Business Days. Whenever any payment to be made by the Company hereunder will be stated to be due on a day that is not a business day, such payment will be made on the next succeeding business day without change in any computation of interest with respect to such payment or any succeeding payment. “Business day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are permitted or required by any applicable law or executive order to close.

4.Transfer; Security Register. The Company or its agent (the “Registrar”) will maintain a register of each holder of the Subordinated Notes and the exchange and transfer thereof (the “Security Register”). The Subordinated Notes will initially be issued in certificated form, but may be issued in global and book-entry form as provided in Section 18 below. Except as otherwise provided herein, this Subordinated Note may be transferred in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, at the principal office of the Company or Registrar, and such other office(s) of the Company or the Registrar as may be designated for such purpose, by the Holder in person, or by his attorney duly authorized in writing, upon due endorsement or written instrument of transfer in form satisfactory to the Company. Upon surrender or presentation of this Subordinated Note for exchange or registration of transfer, the Company or the Registrar will issue and deliver one of more Subordinated Notes, in authorized denominations, with an aggregate principal amount equal to the aggregate principal amount of this Subordinated Note and registered in such name or names requested by the Holder. Such transferee will be solely responsible for delivering to the Company or the Registrar a mailing address or other information necessary for the Company or the Registrar to deliver notices and payments to such transferee. The Company or the Registrar may also request evidence of compliance with any restrictive legends appearing on this Subordinated Note in connection with any such proposed transfer. The Company will not be required to register the transfer of or exchange this Subordinated Note within 15 calendar days of the Stated Maturity Date or with respect to any portion of this Subordinated Note called for redemption. Prior to due presentment of this Subordinated Note for registration of transfer, the Company may treat the holder in whose name this Subordinated Note is registered in the Security Register as the absolute owner of this Subordinated Note for receiving payments of principal and interest on this Subordinated Note and for all other purposes whatsoever, whether or not this Subordinated Note be overdue, and the Company will not be affected by any notice to the contrary.

5.Affirmative Covenants. During the time that any portion of the principal balance of this Subordinated Note is unpaid and outstanding, the Company will take or cause to be taken the actions set forth below.

(a)Notice of Certain Events. To the extent permitted by applicable law, rule or regulation, the Company will provide written notice to the Holder of the occurrence of any of the following events as soon as practicable, but in no event later than 10 business days following the Company’s becoming aware of the occurrence of such event:

(i)the total risk-based capital ratio of the Company (but only to the extent the Company is required to measure and report such ratios on a consolidated basis under applicable law) or any of the Company’s banking subsidiaries (each, a “Bank”), as determined as of the end of a calendar quarter, becomes less than 10.0%;

(ii)the Company, the Bank, or any officer of the Company or the Bank becomes subject to any formal, written regulatory enforcement action;

(iii)the ratio of non-performing assets to total assets of the Bank, as calculated as of the end of a calendar quarter by the Bank in the ordinary course of business and consistent with past practices, becomes greater than 5.0%;

(iv)the appointment, resignation, removal or termination of the chief executive officer, president, chief financial officer or chief credit officer of the Company or the Bank; or

(v)there occurs a change in ownership of 25% or more of the voting securities of the Company, other than as a result of the issuance of Company common stock or a change resulting from the transfer of such securities to any trust or entity that is created solely for the benefit of such shareholder or any spouse or lineal descendant of such shareholder, to any individual by bona fide gift or otherwise solely for estate planning purposes.

(b)Compliance with Laws. The Company and each of its subsidiaries will comply with the requirements of all laws, regulations, orders, and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to result in a material and adverse effect on the financial condition, results of operations or business of the Company and its subsidiaries taken as a whole.

(c)Taxes and Assessments. The Company and each of its subsidiaries will punctually pay and discharge, when due, all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Company.

(d)Compliance Certificate. Not later than 45 days following the end of each calendar quarter, the Company will provide the Holder with a certificate, executed by the principal executive officer and principal financial officer of the Company in their capacities as such, stating whether as of the end of such immediately preceding calendar quarter, (i) the Company has complied in all material respects with all of the covenants contained in this Subordinated Note; (ii) an Event of Default has occurred; (iii) an event of default has occurred under any other indebtedness of the Company; or (iv) an event or events have occurred that in the reasonable judgment of the management of the Company would have a material adverse effect on the ability of the Company to perform its obligations under this Subordinated Note.

(e)Business Continuation. The Company will use commercially reasonable efforts to maintain and preserve intact the corporate existence of the Company and each of its subsidiaries, and the rights, licenses, franchises of the Company and each of its subsidiaries; provided, however, that the Company will not be required to preserve the existence (corporate or other) of any of its subsidiaries or any such right, license or franchise of the Company or any of its subsidiaries if the Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries taken as a whole and that the loss thereof will not materially and adversely affect the ability of the Company to satisfy its obligations under this Subordinated Note.

6.Negative Covenants.

(a)The Company will not declare or pay any dividend or make any distribution on capital stock or other equity securities of any kind of the Company, except for dividends payable solely in shares of common stock, if either the Company (but only to the extent the Company is required to measure and report such ratios on a consolidated basis under applicable law) or the Bank, both immediately prior to the declaration of such dividend or distribution and after giving effect to the payment of such dividend or distribution, would not maintain regulatory capital ratios that are at “well capitalized” levels for regulatory capital purposes.

(b)Other than in connection with a transaction that complies with Section 10 hereof, the Company will not take any action, omit to take any action or enter into any other transaction that would have the effect of (i) the Company ceasing to be a bank holding company or financial holding company under the Bank Holding Company Act of 1956, as amended, (ii) the liquidation or dissolution of the Company or the Bank, (iii) the Bank ceasing to be an “insured depository institution” under Section 3(c)(2) of the Federal Deposit Insurance Act, as amended, or (iv) the Company owning less than all of the issued and outstanding shares of capital stock of the Bank.

7.Paying Agent and Registrar. Wilmington Trust, National Association will act as the initial Paying Agent and Registrar through its offices presently located at 1100 North Market Street, Wilmington, DE 19890. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its subsidiaries may act in any such capacity.

8.Subordination. The indebtedness of the Company evidenced by this Subordinated Note, including the principal and interest, is subordinate and junior in right of payment to its obligations to the holders of all Senior Indebtedness (as defined below), and such subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. If there will have occurred and be continuing a default in any payment with respect to Senior Indebtedness or any event of default with any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default will have been cured or waived or will have ceased to exist, no payments will be made by the Company with respect to the Subordinated Notes. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, all Senior Indebtedness will be entitled to be paid in full before any payment will be made on account of the principal of or interest on this Subordinated Note. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the Holder, together with holders of any obligations of the Company ranking on a parity with this Subordinated Note, will be entitled to be paid from the remaining assets of the Company the unpaid principal thereof and any interest thereon before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or any obligations of the Company ranking junior to this Subordinated Note. Nothing herein will impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note according to its terms.

“Senior Indebtedness” means the principal of, and premium, if any, and interest, if any, on each of the following, whether now outstanding, or created, assumed or incurred in the future: (i) Company’s obligations for money borrowed; (ii) indebtedness of the Company evidenced by bonds, debentures, notes or similar instruments; (iii) similar obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes; (iv) reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities; (v) obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (vi) capital lease obligations of the Company; (vii) obligations of the Company associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments; (viii) a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Company which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith; (ix) debt of others described in the preceding clauses that Company has guaranteed or for which the Company is otherwise liable; and (x) the Company’s obligations to general creditors; provided, however, that Senior Indebtedness excludes (1) any of the foregoing if, in the instrument creating or evidencing that indebtedness, obligation or liability, or pursuant to which the same is outstanding, it is expressly provided that the indebtedness is junior in right of payment to or ranks equally in right of payment with, other specific types of indebtedness, obligations or liabilities of the Company that include this Subordinated Note or other indebtedness, obligations or liabilities that rank equally with or junior to this Subordinated Note, (2) any indebtedness, obligation or liability that is subordinated to indebtedness, obligation or liabilities of the Company to substantially the same extent as or to a greater extent than the Subordinated Notes are subordinated, and (3) the Subordinated Notes.
9.Events of Default; Acceleration.

(a)An “Event of Default” means the occurrence of one or more of the following events:

(i)the Company fails to pay any principal of or installment of interest on this Subordinated Note when due (or, in the case of interest, after a 15-day grace period);

(ii)the Company fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under this Subordinated Note not expressly referred to in another clause of this Section 9 and such failure continues for a period of 30 days after the date on which notice specifying such failure is given to the Company by any holder of Subordinated Notes;

(iii)the Company or the Bank becomes insolvent or unable to pay its debts as they mature, makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they mature; or

(iv)the Company or the Bank becomes subject to a receivership, insolvency, liquidation, or similar proceeding.

(b)Remedies of Holders. Upon the occurrence of any Event of Default, the Holder will have the right, if such Event of Default will then be continuing, in addition to all the remedies conferred upon the Holder by the terms of this Subordinated Note, to do any or all of the following, concurrently or successively, without notice to the Company:

(i)solely with respect to a default under Section 9(a)(iv), declare this Subordinated Note to be, and it will thereupon become, immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived, notwithstanding anything contained herein or in this Subordinated Note to the contrary; or

(ii)exercise all of its rights and remedies at law or in equity, excluding the right, if any, to declare this Subordinated Note to be immediately due and payable (such right to acceleration being governed solely by Section 9(b)(i).

(c)Distribution Limitations Upon Event of Default. Upon the occurrence of any Event of Default and until such Event of Default is cured by the Company, the Company will not (i) declare, pay, or make any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock, other than (1) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (2) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (3) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (4) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (5) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans, (ii) make any payment of principal or interest or premium, if any on or repay, repurchase or redeem any debt securities of the Company that rank equal with or junior to the Subordinated Notes, or (iii) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes. The limitations imposed by the provisions of this Section 9(c) will apply whether or not notice of an Event of Default has been given.

(d)Reimbursement of Expenses. Upon the occurrence of any Event of Default, in addition to all the remedies conferred upon Holder by the terms of this Subordinated Note and subject to any applicable law, the Company will pay Holder’s reasonable fees and expenses including attorneys’ fees and expenses, in connection with the enforcement of this Subordinated Note.

(e)Other Remedies. Nothing in this Section 9 is intended to restrict Holder’s rights under this Subordinated Note, other related documents, or at law or in equity, and Holder may exercise such rights and remedies as and when they are available to the extent permitted by Section 9(b).

10.Merger or Sale of Assets. The Company will not merge into another entity, effect a Change in Bank Control (as defined below), or convey, transfer or lease substantially all of its properties and assets to any person, unless (i) the continuing entity into which the Company is merged or the person which acquires by conveyance or transfer or which leases substantially all of the properties and assets of the Company will be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on the Subordinated Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Company to be performed or observed; and (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing. “Change in Bank Control” means the sale, transfer, lease or conveyance by the Company, or an issuance of equity securities by the Bank other than to the Company, in either case resulting in ownership by the Company of less than fifty percent of the outstanding voting securities of the Bank.

11.Amendments and Waivers.

(a)Amendment of Subordinated Notes. Except as otherwise provided in Section 11 hereof, and subject to any necessary regulatory approval, the Subordinated Notes may, with the consent of the Company and the Holders of more than 50% of the aggregate outstanding principal amount of the Subordinated Notes then outstanding, be amended or any provision, past default, or non‑compliance thereof waived; provided, however, that, without the consent of each Holder of an affected Subordinated Note, no such amendment or waiver may:

(i)reduce the principal amount of the Subordinated Note;

(ii)reduce the rate of or change the time for payment of interest on any Subordinated Note;

(iii)extend the maturity of any Subordinated Note;

(iv)make any change in Sections 7 through 11 hereof;

(v)make any change in Section 13 hereof that adversely affects the rights of any holder of a Subordinated Note; or

(vi)disproportionately affect any of the Holders of the then outstanding Subordinated Notes.

(b)Effectiveness of Amendments and Waivers. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every holder of the Subordinated Notes, unless otherwise provided by Section 11(a) above. After an amendment or waiver becomes effective, the Company will mail to the Holder a copy of such amendment or waiver. The Company may require the Holder to surrender this Subordinated Note so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Subordinated Note, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Subordinated Note is not issued, such amendment or waiver and any consent given thereto by a Holder of this Subordinated Note will be binding according to its terms on any subsequent Holder of this Subordinated Note.

(c)Amendments Without Consent of Holders. Notwithstanding Section 11(a) hereof but subject to the proviso contained in subsections (i) through (vi) therein, the Company may amend or supplement this Subordinated Note without the consent of the holders of the Subordinated Notes to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes.

(d)Waivers. Neither any failure nor any delay on the part of the Holder in exercising any right, power or privilege under this Subordinated Note will operate as a waiver thereof, nor will a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies provided in this Subordinated Note are cumulative and not exclusive of any right or remedy provided by law or equity.

12.Order of Payments; Pari Passu. Any payments made hereunder will be applied first against interest due hereunder; and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon will be pari passu in right of payment and in all other respects to the other Subordinated Notes and subordinated debt issued by the Company in the future which by its terms are pari passu with the Subordinated Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Subordinated Notes, then Holder will hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and will pay such amounts held in trust to such other holders upon demand by such holders.

13.Optional Redemption.

(a)Redemption Prior to Fifth Anniversary. This Subordinated Note will not be redeemable by the Company prior to the fifth anniversary of the Issue Date, except upon a Tier 2 Capital Event, a Tax Event or an Investment Company Event, each as defined below. Upon the occurrence of a Tier 2 Capital Event, a Tax Event or an Investment Company Event, the Company may redeem this Subordinated Note, in whole but not in part, at any time upon giving not less than 10 days’ notice to the Holder at an amount equal to 100% of the outstanding principal amount plus accrued but unpaid interest to but excluding the date fixed for redemption (the “Redemption Date”). “Tier 2 Capital Event” means the determination of the Company, in the exercise of its reasonable judgment, to the effect that there is a material risk that this Subordinated Note no longer qualifies as tier 2 capital (as defined by the Federal Reserve or its then equivalent) as a result of a change in interpretation or application of law or regulation by any judicial, legislative or regulatory authority that becomes effective after the Issue Date. “Tax Event” means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Company on the Subordinated Notes is not, or within 120 days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes. “Investment Company Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Company is or, within 120 days after the receipt of such opinion will be, required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(b)Redemption on or After Fifth Anniversary. On or after the fifth anniversary of the Issue Date, upon giving the notice required in Section 13(c), this Subordinated Note will be redeemable at the option of and by the Company, in whole or in part at any time or from time to time, upon any Interest Payment Date, at an amount equal to 100% of the outstanding principal amount outstanding plus accrued but unpaid interest to but excluding the Redemption Date.

(c)Notice of Redemption. Notice of redemption of this Subordinated Note will be given by first class mail, postage prepaid, addressed to the Holder at its last address appearing on the books of the Registrar. In the case of redemption under Section 13(b), such notice will be mailed at least 30 days and not more than 60 days before the Redemption Date. Any notice mailed as provided in this Subordinated Note will be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Holder will not affect the validity of the proceedings for the redemption of any other Holders. Each notice of redemption given to the Holder will state the Redemption Date, the principal amount of this Subordinated

Note to be redeemed, the redemption price and the place or places where this Subordinated Note is to be surrendered for payment of the redemption price.

(d)Partial Redemption. If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new note will be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption will be effected on a pro rata basis as to the Holders, subject to adjustments in the discretion of the Company (which will be provided to the Paying Agent and Registrar in writing) to ensure the unredeemed portion of this Subordinated Note remains in an authorized denomination hereunder. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder will be redeemed; provided however that the Company may round the portion to be redeemed of this Subordinated Note up or down so that the unredeemed amount remains an authorized denomination hereunder, without any impact on the pro rata amount to be redeemed from other Holders (which will be provided to the Paying Agent in writing).

(e)Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date all funds necessary for the redemption have been deposited by the Company in trust for the pro rata benefit of the Holders of the Subordinated Notes called for redemption, so as to be and continue to be available solely therefor, then, notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the Redemption Date interest will cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption will no longer be deemed outstanding and all rights with respect to such Subordinated Notes will forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption held in trust, without interest. Any funds unclaimed at the end of two years from the Redemption Date will, to the extent permitted by law, be released to the Company, after which time the Holders of the Subordinated Notes so called for redemption will look only to the Company for payment of the redemption price of such Subordinated Notes.

(f)No Redemption at Option of Holder. This Subordinated Note is not subject to redemption at the option of the Holder.

(g)Regulatory Approvals. Notwithstanding anything in this Subordinated Note to the contrary, any such redemption will be subject to the receipt of any and all required federal and state regulatory approvals or non-objections.

(h)Purchase and Resale of the Subordinated Notes. Subject to any required regulatory approvals and the provisions of this Subordinated Note, the Company will have the right to purchase any of the Subordinated Notes at any time in the open market, private transactions or otherwise. If the Company purchases any Subordinated Notes, it may, in its discretion, hold, resell or cancel any of the purchased Subordinated Notes.

14.Notices. All notices and other communications hereunder will be in writing and will be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and will be deemed delivered in the case of personal delivery, facsimile transmission, when received; in the case of mail, upon the earlier of actual receipt or five business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and in the case of an overnight courier service, one business day after delivery to such courier service with instructions for overnight delivery. Each party may change its contact information by written notice to the other party sent as provided in this Section. All communications must be in writing and addressed as follows: (i) if to the Company: Investar Holding

Corporation, 10500 Coursey Boulevard, 3rd Floor, Baton Rouge, Louisiana 70816, Attention: John J. D’Angelo; and (ii) if to a Holder: to the address indicated for the Holder on the Security Register.

15.Conflicts; Governing Law; Interpretation. In the case of any conflict between the provisions of this Subordinated Note and the Purchase Agreement, the provisions of this Subordinated Note will control. This Subordinated Note will be construed in accordance with, and be governed by, the laws of New York without giving effect to any conflicts of law provisions of such laws. This Subordinated Note is intended to meet the criteria for qualification of the outstanding principal as tier 2 capital under the regulatory guidelines of the Federal Reserve. If at any time the Company is subject to consolidated capital requirements under applicable regulations of the Federal Reserve and after such time all or any portion of this Subordinated Note ceases to be deemed to be tier 2 capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the Stated Maturity Date, the Company will promptly notify the Holder, and thereafter, subject to the Company’s right to redeem this Subordinated Note under such circumstances pursuant to the terms of this Subordinated Note, if requested by the Company, the Company and the Holder will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by this Subordinated Note to qualify as tier 2 capital. All references in this Subordinated Note to days are to calendar days, unless otherwise expressly noted.

16.Successors and Assigns. This Subordinated Note will be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. Subject to any restrictions on transfer under federal or state securities laws, the Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder at any time without notice to or consent of the Company, and the failure of Holder to comply with the requirements of Section 4 will have no effect of the effectiveness of such assignment. The Company may not assign this Subordinated Note or its obligations hereunder except as provided in Section 10 hereto or with the prior written consent of the Holder to the extent set forth in Section 11.

17.Notes Solely Corporate Obligations. No recourse under or upon any obligation, covenant or agreement contained in this Subordinated Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Subordinated Note by the Holder and as part of the consideration for the issuance of this Subordinated Note.

18.Global Subordinated Notes.

(a)Provided that applicable depository eligibility requirements are met, upon the written election of any holder of Subordinated Notes that is a qualified institutional buyer, as defined in Rule 144A under the Securities Act (“Qualified Institutional Buyer”), the Company will use its commercially reasonable efforts to provide that the Subordinated Notes owned by holders of Subordinated Notes that are Qualified Institutional Buyers will be issued in the form of one or more global Subordinated Notes (each a “Global Subordinated Note”) registered in the name of The Depository Trust Company or another organization registered as a clearing agency under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and designated as depositary by the Company or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof.

(b)Notwithstanding any other provision herein, no Global Subordinated Note may be exchanged in whole or in part for Subordinated Notes registered, and no transfer of a Global Subordinated Note in whole or in part may be registered, in the name of any person other than the Depositary for such Global Subordinated Note or a nominee thereof unless (i) such Depositary advises the Company in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Subordinated Note, and no qualified successor is appointed by the Company within 90 days of receipt by the Company of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Company within 90 days after obtaining knowledge of such event, (iii) the Company elects to terminate the book-entry system through the Depositary or (iv) an Event of Default (as defined in Section 9) will have occurred and be continuing. Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) of this Section 18(b), the Company or its agent will notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Subordinated Note of the occurrence of such event and of the availability of Subordinated Notes to such owners of beneficial interests requesting the same.

(c)If any Global Subordinated Note is to be exchanged for other Subordinated Notes or canceled in part, or if another Subordinated Note is to be exchanged in whole or in part for a beneficial interest in any Global Subordinated Note, then either (i) such Global Subordinated Note will be so surrendered for exchange or cancellation as provided in this Section 18 or (ii) the principal amount thereof will be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Subordinated Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Company or, if applicable, the Registrar, whereupon the Company or, if applicable, the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), will instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Subordinated Note by the Depositary, accompanied by registration instructions, the Company will execute and deliver any Subordinated Notes issuable in exchange for such Global Subordinated Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d)Every Subordinated Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Subordinated Note or any portion thereof will be executed and delivered in the form of, and will be, a Global Subordinated Note, unless such Subordinated Note is registered in the name of a person other than the Depositary for such Global Subordinated Note or a nominee thereof.

(e)The Depositary or its nominee, as the registered owner of a Global Subordinated Note, will be the holder of such Global Subordinated Note for all purposes under this Subordinated Note, and owners of beneficial interests in a Global Subordinated Note will hold such interests pursuant to Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in a Global Subordinated Note will be shown only on, and the transfer of such interest will be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. If applicable, the Registrar will be entitled to deal with the Depositary for all purposes relating to a Global Subordinated Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Subordinated Note and will have no obligations to the owners of beneficial interests therein. The Registrar will have no liability in respect of any transfers affected by the Depositary.

(f)The rights of owners of beneficial interests in a Global Subordinated Note will be exercised only through the Depositary and will be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

(g)No holder of any beneficial interest in any Global Subordinated Note held on its behalf by a Depositary will have any rights with respect to such Global Subordinated Note, and such Depositary may be treated by the Company and any agent of the Company as the owner of such Global Subordinated Note for all purposes whatsoever. Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Subordinated Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, nothing herein will prevent the Company or any agent of the Company from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as holder of any Subordinated Note.

19.Charges and Transfer Taxes. No service charge will be made for any registration of transfer or exchange of this Subordinated Note, or any redemption or repayment of this Subordinated Note, or any conversion or exchange of this Subordinated Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Subordinated Note from the Holder requesting such transfer or exchange.

20.Priority. The Subordinated Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Company, with all other present or future unsecured subordinated debt obligations of the Company, except any unsecured subordinated debt that, by its express terms, is senior or subordinate in right of payment to the Subordinated Notes.

21.No Sinking Fund; Convertibility. This Subordinated Note is not entitled to the benefit of any sinking fund. This Subordinated Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any subsidiary of the Company.

22.Further Issues. The Company may, from time to time, without the consent of the Holder, create and issue additional notes having the same terms and conditions as the Subordinated Notes (except for the issue date, issue price and initial Interest Payment Date) so that such additional notes will be consolidated and form a single series with the Subordinated Notes and rank equally and ratably with the Subordinated Notes. In addition, nothing herein will act to prohibit, limit or impede Company from issuing additional debt of Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

ASSIGNMENT FORM

To assign this Subordinated Note, fill in the form below: (I) or (we) assign and transfer this Subordinated Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint _______________________ agent to transfer this Subordinated Note on the books of the Company. The agent may substitute another to act for him or her.

Date:	Your signature:
(Sign exactly as your name appears on the face of this Subordinated Note)

Tax Identification No:

Signature Guarantee:
(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The undersigned certifies that it [is / is not] an Affiliate of the Company and that, to its knowledge, the proposed transferee [is / is not] an Affiliate of the Company.

In connection with any transfer or exchange of this Subordinated Note occurring prior to the date that is one year after the later of the date of original issuance of this Subordinated Note and the last date, if any, on which this Subordinated Note was owned by the Company or any Affiliate of the Company, the undersigned confirms that this Subordinated Note is being:

CHECK ONE BOX BELOW:

☐	(1) acquired for the undersigned’s own account, without transfer;

☐	(2) transferred to the Company;

☐	(3) transferred in accordance and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”);

☐	(4) transferred under an effective registration statement under the Securities Act;

☐	(5) transferred in accordance with and in compliance with Regulation S under the Securities Act;

☐
(6)    transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished a signed letter containing certain representations and agreements; or

☐	(7) transferred in accordance with another available exemption from the registration requirements of the Securities Act.
Unless one of the boxes is checked, the Company will refuse to register this Subordinated Note in the name of any person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of this Subordinated Note, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act such as the exemption provided by Rule 144 under such Act.

Signature:

Signature Guarantee:
(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-l5).

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Subordinated Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:	Signature: